Exhibit 99.1

Albany International Reports Third-Quarter Results

Third-quarter Financial Highlights

  Net sales from continuing operations were $194.6 million, a decrease of 2.8 percent compared to Q3 2011.
  Adjusted EBITDA from continuing operations for Q3 2012 was $41.9 million compared to $38.8 million in Q3 2011 (see Tables 4 and 5).
  Q3 2012 income from continuing operations was $0.29 per share. These results include restructuring charges of $0.06, foreign currency revaluation losses of $0.07 and net unfavorable income tax adjustments of $0.04 (see Table 6).
  Q3 2011 income from continuing operations was $0.46 per share. These results include restructuring charges of $0.06 and foreign currency revaluation gains of $0.14 (see Table 7).
  Net debt declined $31.2 million during the quarter (see Table 8).

ROCHESTER, N.H.--(BUSINESS WIRE)--October 31, 2012--Albany International Corp. (NYSE:AIN), a global advanced textiles and materials processing company with core businesses in machine clothing and engineered composites, reported Q3 2012 income from continuing operations of $9.1 million ($0.29 per share). These results include restructuring charges of $2.7 million ($0.06 per share), foreign currency revaluation losses of $3.6 million ($0.07 per share), and net unfavorable income tax adjustments of $1.3 million ($0.04 per share) (see Table 6).

Q3 2011 income from continuing operations was $14.5 million ($0.46 per share). These results included restructuring charges of $2.7 million ($0.06 per share) and foreign currency revaluation gains of $6.6 million ($0.14 per share) (see Table 7).

Net sales from continuing operations were $194.6 million, a decrease of 2.8 percent compared to Q3 2011. The following table summarizes net sales by segment and the effect of changes in currency translation rates:

Table 1
				Impact of	Percent
	Net Sales			Changes	Change
	Three Months ended			in Currency	excluding
	September 30,		Percent	Translation	Currency
(in thousands)	2012	2011	Change	Rates	Rate Effect
Machine Clothing (MC)	$177,471	$188,334	-5.8%	($5,449)	-2.9%
Engineered Composites (AEC)	17,118	11,918	43.6	-	43.6
Total	$194,589	$200,252	-2.8%	($5,449)	-0.1%

A transition to new contract terms with a major customer in North America, accelerating the transfer of inventory ownership to that customer, increased Q3 net sales by $8 million, and will have a smaller positive residual impact on sales over the next two quarters.

Gross profit was $79.7 million (40.9 percent of net sales) in the third quarter of 2012, compared to $78.1 million (39.0 percent of net sales) in the same period of 2011. The increase in gross profit percentage was primarily due to Machine Clothing, where gross profit margins increased from 42.1 percent in 2011 to 44.6 percent in 2012 as a result of high plant utilization in the Americas and favorable geographic sales mix.

Selling, technical, general, and research (STG&R) expenses were $53.8 million, or 27.6 percent of net sales, in the third quarter of 2012. STG&R expenses included losses of $1.4 million related to the revaluation of non-functional-currency assets and liabilities. In the third quarter of 2011, STG&R expenses were $48.6 million, or 24.3 percent of net sales, including gains of $5.8 million related to the revaluation of non-functional-currency assets and liabilities.

The following table summarizes third-quarter operating income by segment.

Table 2
	Operating Income/(loss)
	Three Months ended
	September 30,
(in thousands)	2012	2011
Machine Clothing	$44,918	$48,867
Engineered Composites	(312)	(1,434)
Research expenses	(6,734)	(6,400)
Unallocated expenses	(14,760)	(14,275)
Total	$23,112	$26,758

Q3 2012 Machine Clothing operating income included restructuring charges of $2.7 million and foreign currency revaluation losses of $1.4 million. Q3 2011 Machine Clothing operating income included restructuring charges of $2.6 million and foreign currency revaluation gains of $5.8 million.

Q3 2012 Other income/expense, net, was expense of $3.1 million, including losses of $2.2 million related to the revaluation of non-functional-currency intercompany balances. Other income/expense, net, in Q3 2011 was nil, including income of $0.8 million related to the revaluation of non-functional-currency intercompany balances.

The following table summarizes currency revaluation effects on certain financial metrics:

Table 3
	Income/(loss) attributable
	to currency revaluation
	Three Months ended
	September 30,
(in thousands)	2012	2011
Operating income	($1,406)	$5,774
Other income/(expense), net	(2,174)	815
Total	($3,580)	$6,589

The Company’s effective income tax rate, exclusive of discrete tax items, was 35.4 percent for the third quarter of 2012, and 34.6 percent for the third quarter of 2011. The Company recorded favorable discrete income tax adjustments of $0.7 million in 2012 and $0.1 million in 2011. A change in the estimated income tax rate increased income tax expense by $2.0 million in 2012 and $0.2 million in 2011.

The following tables summarize Adjusted EBITDA from continuing operations:

Table 4
Three Months ended September 30, 2012			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income from continuing operations	$44,918	($312)	($35,525)	$9,081
Interest expense, net	-	-	3,997	3,997
Income tax expense	-	-	6,965	6,965
Depreciation and amortization	11,469	1,471	2,606	15,546
EBITDA from continuing operations	56,387	1,159	(21,957)	35,589
Restructuring and other, net	2,739	-	-	2,739
Foreign currency revaluation losses	1,401	3	2,176	3,580
Adjusted EBITDA from continuing operations	$60,527	$1,162	($19,781)	$41,908

Table 5
Three Months ended September 30, 2011			Research
	Machine	Engineered	and	Total
(in thousands)	Clothing	Composites	Unallocated	Company
Income from continuing operations	$48,867	($1,434)	($32,940)	$14,493
Interest expense, net	-	-	4,377	4,377
Income tax expense	-	-	7,897	7,897
Depreciation and amortization	12,049	1,241	2,642	15,932
EBITDA from continuing operations	60,916	(193)	(18,024)	42,699
Restructuring and other, net	2,610	-	81	2,691
Foreign currency revaluation gains	(5,775)	-	(814)	(6,589)
Adjusted EBITDA from continuing operations	$57,751	($193)	($18,757)	$38,801

Capital spending for equipment and software was $11.2 million for the third quarter of 2012, bringing the year-to-date total to $25.4 million. Depreciation and amortization related to continuing operations was $15.5 million. For 2012, we continue to expect approximately $35-$40 million of capital spending and $63 million of depreciation and amortization.

CEO Comments

President and CEO Joseph Morone said, “Despite the continuing deterioration in Europe, Q3 2012 was another good quarter for Albany International. Excluding revaluation effects and restructuring, EBITDA was $42 million, compared to $39 million a year ago. Net debt declined by another $31 million.

"A transition to new contract terms with a major MC customer in North America boosted Q3 sales by roughly $8 million, and EBITDA by roughly $3.5 million. Excluding the effect of this change, total Company sales for Q3 2012 were 7 percent lower than Q3 2011, and Adjusted EBITDA was comparable.

“In MC, apart from that change in contract terms, sales in the Americas and Asia held firm, while as expected, sales in Europe continued to deteriorate. Compared to Q3 2011, sales in Europe were down 18 percent, which is consistent with the overall European PMC industry. Globally, gross margins held at Q2 levels and our competitive performance was once again very strong, particularly in the Americas.

“Turning to our outlook for MC, we continue to expect comparable year-over-year Adjusted EBITDA. For the immediate future, we expect the quarterly volatility that we have experienced since the 2009 recession to continue. We anticipate a sharp slowdown at the end of this year across all of our markets, followed by a very slow start to next year, just as we experienced in Q4 2011 and Q1 2012. If anything, given the greater economic uncertainty, the slowdown at the end of this year has the potential to be more severe than last year. For 2013, we expect continued weakness in demand in Europe and given the structural conditions there, a near certainty of price deterioration. Nonetheless, as long as we continue to take the actions necessary to match capacity with underlying market conditions, and the economies in North America and Asia hold firm in the first half of 2013 and strengthen in the second half, we expect full-year 2013 Adjusted EBITDA to be comparable to full-year 2012.

“For the longer term, given our competitive strength around the world, our cost position and technology portfolio, the growth potential in Asia and South America, and the economic health of our most important customers in North America, we remain confident that under normal economic conditions and as long as we continue to offset inflation, this business should generate steady EBITDA and cash flow.

“AEC continued its string of strong quarters. Sales hit $17 million for the quarter, an increase of 44 percent over the comparable period last year, and EBITDA was once again in line with our expectation of a $5 million annualized run-rate. The development program for the fan module of the LEAP engine remains on schedule; the most important near-term milestones are production of parts for CFM’s first LEAP engine test (currently scheduled for Q3 2013) and construction of Plant 1 (scheduled for completion mid-2013). Our longer term R&D activities continue to expand, including a growing array of joint R&D activities with Safran directed at both low- and high-temperature applications; activities aimed at airframe applications; and an exploration of applications in the automotive industry. Construction of AEC’s new 45,000-square-foot advanced composites R&D Center will be completed in Q4 of this year. Boeing’s ground test of the ceramic composite engine nozzle, delayed by availability of the test engine, is also scheduled for late in Q4.

“In sum, Q3 2012 was a strong quarter, with both businesses performing well, meeting our short-term expectations, and reinforcing our confidence in their long-term potential. Our outlook remains unchanged. For Q4 and 2013, we continue to expect stable year-over-year Adjusted EBITDA despite continuing deterioration in European Machine Clothing.”

CFO Comments

CFO and Treasurer John Cozzolino commented, “Net debt declined approximately $31 million as compared to Q2 (see Table 8), due to strong operating results and cash flow from reductions in working capital. Total debt declined about $22 million, compared to Q2, as cash received at the end of Q2 related to the PrimaLoft® sale was utilized to pay down debt. Our leverage ratio, as defined in our primary debt agreements, was 1.06 at the end of Q3, while $256 million was available on our $390 million credit facility. Cash balances, mostly held outside of the U.S., increased to about $174 million at the end of Q3.

“Positive cash flow during Q3 from reductions in working capital, as shown in the Consolidated Statements of Cash Flows, was mostly due to improvements in accounts receivable and inventory. While Days Sales Outstanding remained flat at 63 days, compared to Q2, reductions in accounts receivable generated approximately $4 million of cash during the quarter. Inventory as a percent of net sales improved from 16.1 percent at the end of Q2 to 15.2 percent at the end of Q3, and reductions in inventory generated approximately $9 million of cash during the quarter.

“Our income tax rate in Q3, exclusive of discrete tax adjustments, was about 35 percent, and is expected to be in the mid-30 percent range for the full-year 2012. The increase in the tax rate forecast, compared to the expectation discussed in Q2, is mostly due to a change in the expected full-year geographic distribution of pre-tax income and the impact of potential future repatriations of non-U.S. cash. Including the utilization of net operating loss carry-forwards and other deferred tax assets, cash paid for income taxes through Q3 2012 was $13.7 million, and is expected to total $15 million in 2012.”

The Company plans a webcast to discuss third-quarter 2012 financial results on Thursday, November 1, 2012, at 9:00 a.m. Eastern Time. For access, go to www.albint.com.

About Albany International Corp.

Albany International is a global advanced textiles and materials processing company, with two core businesses. Machine Clothing is the world’s leading producer of custom-designed fabrics and belts essential to production in the paper, nonwovens, and other process industries. Albany Engineered Composites is a rapidly growing supplier of highly engineered composite parts for the aerospace industry. Albany International is headquartered in Rochester, New Hampshire, operates 18 plants in 11 countries, employs 4,300 people worldwide, and is listed on the New York Stock Exchange (Symbol AIN). Additional information about the Company and its products and services can be found at www.albint.com.

This release contains certain items, such as earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA from continuing operations, Adjusted EBITDA, sales excluding currency effects, effective income tax rate exclusive of income tax adjustments, net debt, and certain income and expense items on a per share basis, that could be considered non-GAAP financial measures. Such items are provided because management believes that, when presented together with the GAAP items to which they relate, they provide additional useful information to investors regarding the Company’s operational performance. Presenting increases or decreases in sales, after currency effects are excluded, can give management and investors insight into underlying sales trends. An understanding of the impact in a particular quarter of specific restructuring costs, or other gains and losses, on operating income or EBITDA can give management and investors additional insight into quarterly performance, especially when compared to quarters in which such items had a greater or lesser effect, or no effect.

The effect of changes in currency translation rates is calculated by converting amounts reported in local currencies into U.S. dollars at the exchange rate of a prior period. That amount is then compared to the U.S. dollar amount reported in the current period. The Company calculates Income tax adjustments by adding discrete tax items to the effect of a change in tax rate for the reporting period. The Company calculates its effective Income tax rate, exclusive of Income tax adjustments, by removing Income tax adjustments from total Income tax expense, then dividing that result by Income before tax. The Company calculates EBITDA by adding Interest expense net, Income taxes, and Depreciation and Amortization to Net income. Adjusted EBITDA is calculated by adding to EBITDA, costs associated with restructuring and pension settlement charges, and then adding or subtracting revaluation losses or gains and subtracting building share gains. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they provide an indication of the strength and performance of the Company's ongoing business operations, including its ability to fund discretionary spending such as capital expenditures and strategic investments, as well as its ability to incur and service debt. While depreciation and amortization are operating costs under GAAP, they are non-cash expenses equal to current period allocation of costs associated with capital and other long-lived investments made in prior periods. While restructuring expenses, foreign currency revaluation losses or gains, pension settlement charges, and building sale gains have an impact on the Company's net income, removing them from EBITDA can provide, in the opinion of the Company, a better measure of operating performance. EBITDA is also a calculation commonly used by investors and analysts to evaluate and compare the periodic and future operating performance and value of companies. EBITDA, as defined by the Company, may not be similar to EBITDA measures of other companies. Such EBITDA measures may not be considered measurements under GAAP, and should be considered in addition to, but not as substitutes for, the information contained in the Company’s statements of income.

The Company discloses certain income and expense items on a per share basis. The Company believes that such disclosures provide important insight into underlying quarterly earnings and are financial performance metrics commonly used by investors. The Company calculates the per share amount for items included in continuing operations by using the effective tax rate utilized during the applicable reporting period and the weighted average number of shares outstanding for the period.

Table 6
Quarter ended September 30, 2012
	Pre-tax	Tax	After-tax	Shares	Per Share
(in thousands, except per share amounts)	amounts	Effect	Effect	Outstanding	Effect
Restructuring and other, net from continuing operations	$2,739	$970	$1,769	31,363	$0.06
Foreign currency revaluation losses from continuing operations	3,580	1,267	2,313	31,363	0.07
Negative effect of change in tax rate	-	1,968	1,968	31,363	0.06
Discrete income tax benefit from continuing operations	-	684	684	31,363	0.02

Table 7
Quarter ended September 30, 2011
	Pre-tax	Tax	After-tax	Shares	Per Share
(in thousands, except per share amounts)	amounts	Effect	Effect	Outstanding	Effect
Restructuring and other, net from continuing operations	$2,691	$931	$1,760	31,278	$0.06
Foreign currency revaluation gains from continuing operations	6,589	2,280	4,309	31,278	0.14
Negative effect of change in tax rate	-	241	241	31,278	0.01
Discrete income tax benefit from continuing operations	-	97	97	31,278	0.00

The Company defines net debt as total debt minus cash. Management views net debt, a non-GAAP financial measure, as a measure of the Company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of total debt to net debt as of September 30, 2012, June 30, 2012, and December 31, 2011, is shown below:

The following table contains the calculation of net debt:

Table 8
(in thousands)	September 30, 2012	June 30, 2012	December 31, 2011
Notes and loans payable	$276	$357	$424
Current maturities of long-term debt	33,066	30,355	1,263
Long-term debt	289,129	313,632	373,125
Total debt	322,471	344,344	374,812
Cash	173,939	164,592	118,909
Net debt	$148,532	$179,752	$255,903

This press release may contain statements, estimates, or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties (including, without limitation, those set forth in the Company’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q) that could cause actual results to differ materially from the Company’s historical experience and our present expectations or projections.

Forward-looking statements in this release or in the webcast include, without limitation, statements about future economic and paper industry conditions; sales, EBITDA, Adjusted EBITDA and operating income expectations in future periods in each of the Company’s businesses and for the Company as a whole, the timing and impact of certain production and development programs in the Company’s AEC business segment; the amount and timing of capital expenditures, future tax rates and cash paid for taxes, depreciation and amortization, future debt levels and debt covenant ratios, future revaluation gains and losses, and the Company’s ability to reduce costs. Furthermore, a change in any one or more of the foregoing factors could have a material effect on the Company’s financial results in any period. Such statements are based on current expectations, and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Statements expressing management’s assessments of the growth potential of its businesses, or referring to earlier assessments of such potential, are not intended as forecasts of actual future growth, and should not be relied on as such. While management believes such assessments to have a reasonable basis, such assessments are, by their nature, inherently uncertain. This release and earlier releases set forth a number of assumptions regarding these assessments, including historical results, independent forecasts regarding the markets in which these businesses operate, and the timing and magnitude of orders for our customers’ products. Historical growth rates are no guarantee of future growth, and such independent forecasts and assumptions could prove materially incorrect, in some cases.

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,

2012	2011		2012	2011

$194,589	$200,252	Net sales	$566,606	$589,887
114,938	122,190	Cost of goods sold	340,169	352,697

79,651	78,062	Gross profit	226,437	237,190
41,166	35,947	Selling, general, and administrative expenses	125,335	127,317
12,634	12,666	Technical, product engineering, and research expenses	39,019	41,105
2,739	2,691	Restructuring and other, net	6,149	4,456
-	-	Pension settlement expense	119,735	-

23,112	26,758	Operating income/(loss)	(63,801)	64,312
3,997	4,377	Interest expense, net	12,610	13,939
3,069	(9)	Other expense/(income), net	5,062	4,811

16,046	22,390	Income/(loss) before income taxes	(81,473)	45,562
6,965	7,897	Income tax expense/(benefit)	(32,650)	14,303

9,081	14,493	Income/(loss) from continuing operations	(48,823)	31,259

-	3,316	Income from operations of discontinued business	4,776	16,307
(301)	-	(Loss)/gain on sale of discontinued business	92,376	-
(683)	1,135	Income tax (benefit)/expense on discontinued operations	25,570	5,397
382	2,181	Income from discontinued operations	71,582	10,910
$9,463	$16,674	Net income	$22,759	$42,169

		Earnings per share - Basic
$0.29	$0.46	Income/(loss) from continuing operations	($1.56)	$1.00
0.01	0.07	Discontinued operations	2.29	0.35
$0.30	$0.53	Net income	$0.73	$1.35

		Earnings per share - Diluted
$0.29	$0.46	Income/(loss) from continuing operations	($1.55)	$0.99
0.01	0.07	Discontinued operations	2.27	0.35
$0.30	$0.53	Net income	$0.72	$1.34

		Shares used in computing earnings per share:
31,363	31,278	Basic	31,340	31,255
31,550	31,462	Diluted	31,550	31,476

$0.14	$0.13	Dividends per share	$0.41	$0.38

ALBANY INTERNATIONAL CORP.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2012	2011
ASSETS
Cash and cash equivalents	$173,939	$118,909
Accounts receivable, net	170,825	147,511
Inventories	121,696	129,803
Income taxes receivable and deferred	19,918	30,010
Prepaid expenses and other current assets	9,583	13,349
Current assets of discontinued operations	-	67,351
Total current assets	495,961	506,933

Property, plant and equipment, net	422,356	438,953
Intangibles	904	1,079
Goodwill	75,066	75,469
Deferred taxes	110,777	134,644
Other assets	25,633	23,383
Noncurrent assets of discontinued operations	-	50,467
Total assets	$1,130,697	$1,230,928

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes and loans payable	$276	$424
Accounts payable	27,232	32,708
Accrued liabilities	114,426	105,104
Current maturities of long-term debt	33,066	1,263
Income taxes payable and deferred	3,973	8,766
Current liabilities of discontinued operations	-	22,446
Total current liabilities	178,973	170,711

Long-term debt	289,129	373,125
Other noncurrent liabilities	110,360	185,596
Deferred taxes and other credits	56,060	71,529
Noncurrent liabilities of discontinued operations	-	14,117
Total liabilities	634,522	815,078

SHAREHOLDERS' EQUITY
Preferred stock, par value $5.00 per share; authorized 2,000,000 shares; none issued	-	-
Class A Common Stock, par value $.001 per share; authorized 100,000,000 shares; issued 36,629,604 in 2012 and 36,540,842 in 2011	37	37
Class B Common Stock, par value $.001 per share; authorized 25,000,000 shares; issued and outstanding 3,236,098 in 2012 and 2011	3	3
Additional paid in capital	393,801	391,495
Retained earnings	431,954	422,044
Accumulated items of other comprehensive income:
Translation adjustments	(16,944)	(19,111)
Pension and postretirement liability adjustments	(51,871)	(118,104)
Derivative valuation adjustment	(3,141)	(2,594)
Treasury stock (Class A), at cost 8,467,873 shares in 2012, and 8,479,487 shares in 2011	(257,664)	(257,920)
Total shareholders' equity	496,175	415,850
Total liabilities and shareholders' equity	$1,130,697	$1,230,928

ALBANY INTERNATIONAL CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

Three Months Ended			Nine Months Ended
September 30,			September 30,

2012	2011		2012	2011
		OPERATING ACTIVITIES
$9,463	$16,674	Net income	$22,759	$42,169
		Adjustments to reconcile net income to net cash provided by operating activities:
13,953	14,407	Depreciation	42,638	42,933
1,593	2,261	Amortization	4,862	6,750
210	188	Noncash interest expense	824	565
1,478	(11,021)	Change in long-term liabilities, deferred taxes and other credits	(116,374)	(11,045)
-	40	Provision for write-off of property, plant and equipment	200	104
-	-	Write-off of pension liability adjustment due to settlement	118,350	-
301	-	(Gain) on disposition of assets	(92,376)	(1,022)
(26)	(18)	Excess tax benefit of options exercised	(37)	(53)
392	679	Compensation and benefits paid or payable in Class A Common Stock	1,795	1,969

		Changes in operating assets and liabilities, net of business acquisitions and divestitures:
3,655	(17,091)	Accounts receivable	(6,870)	(10,186)
8,505	4,062	Inventories	8,376	(13,250)
746	281	Prepaid expenses and other current assets	(251)	(2,192)
(4,216)	(2,897)	Accounts payable	(4,241)	1,005
5,707	9,226	Accrued liabilities	13,071	5,136
1,768	5,738	Income taxes payable	(762)	10,597
(359)	(25)	Other, net	(2,242)	822
43,170	22,504	Net cash provided by/(used in) operating activities	(10,278)	74,302

		INVESTING ACTIVITIES
(11,047)	(4,261)	Purchases of property, plant and equipment	(25,237)	(18,155)
(146)	(346)	Purchased software	(154)	(2,098)
-	-	Proceeds from sale of assets	-	2,860
-	-	Proceeds from sale of discontinued operations	150,654	-
(11,193)	(4,607)	Net cash (used in)/provided by investing activities	125,263	(17,393)

		FINANCING ACTIVITIES
7,000	741	Proceeds from borrowings	45,164	1,385
(29,131)	(29,090)	Principal payments on debt	(98,354)	(37,087)
811	114	Proceeds from options exercised	1,079	415
26	18	Excess tax benefit of options exercised	37	53
(4,390)	(4,066)	Dividends paid	(12,528)	(11,560)
(25,684)	(32,283)	Net cash (used in) financing activities	(64,602)	(46,794)

3,054	(12,892)	Effect of exchange rate changes on cash and cash equivalents	4,647	(2,648)

9,347	(27,278)	Increase/(decrease) in cash and cash equivalents	55,030	7,467
-	(306)	Change in cash balances of discontinued operations	-	(1,282)
164,592	151,694	Cash and cash equivalents at beginning of period	118,909	117,925
$173,939	$124,110	Cash and cash equivalents at end of period	$173,939	$124,110

CONTACT:
Investors:
Albany International Corp.
John Cozzolino, 518-445-2281
john.cozzolino@albint.com
or
Media:
Albany International Corp.
Susan Siegel, 603-330-5866
susan.siegel@albint.com
or
Kekst and Company for Albany International
Michael Herley, 212-521-4897
michael-herley@kekst.com